As filed with the Securities and Exchange Commission on May 12, 2025

Registration No. 333-262629

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 9

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Athena Bitcoin Global

(Exact name of registrant as specified in its charter)

Nevada	6099	87-0493596
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1 SE 3rd Avenue Suite 2740

Miami, Florida 33131

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matias Goldenhörn

Chief Executive Officer

1 SE 3rd Avenue Suite 2740

Miami, Florida 33131

(312) 690-4466

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Iwona Alami, Esq.
Law Office of Iwona J. Alami
620 Newport Center Dr.
Suite 1100
Newport Beach, CA 92660
(949) 200-4626

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 9 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 8 to the Registration Statement filed on May 5, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement. This Amendment No. 9 is being filed solely for the purpose of filing Exhibit 5.1 and 107 to this registration statement on Form S-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No change is made to the preliminary prospectus constituting Part I of the Registration Statement. This Amendment No. 9 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 8 to the Registration Statement filed on May 5, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fees	$113,283
Printing expenses	14,817
Accounting fees and expenses	25,000
Legal fees and expenses	303,026
Miscellaneous	42,000
Total	$498,126

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation, and accordingly, we are subject to the corporate laws under the Nevada Revised Statutes. Article Ten of our Amended and Restated Articles of Incorporation, Article V of our by-laws and the Nevada Revised Statutes, contain indemnification provisions.

Our Amended and Restated Articles of Incorporation provides that we will indemnify, in accordance with our by-laws and to the fullest extent permitted by the Nevada Revised Statutes or any other applicable laws, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the corporation, by reason of such person acting as a director or officer of the corporation or any of its subsidiaries against any liability or expense actually and reasonably incurred by such person. We will be required to indemnify an officer or director in connection with an action, suit or proceedings initiated by such person only if (i) such action, suit or proceeding was authorized by the Board and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. Indemnification shall include payment by us of expenses in defending an action or proceeding in advance of final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it’s ultimately determined that such person is not entitled to indemnification.

All members of our Board of Directors are additionally subject to the protections offered by the Indemnification Agreement by and between the Company and each of the directors. We carry director and officer liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Please read “Item 17. Undertakings” for more information on the SEC’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

On May 8, 2024, the Company approved an issuance of 550,000 restricted shares of common stock of the Company to MZHCI, LLC pursuant to the investor relations consulting agreement by and between the Company and MZHCI, LLC. The shares of common stock issued to MZHCL, LLC, have not been registered under the Securities Act, and have been issued in reliance upon an exemption from registration provided by Section 4(a)(2) and 4(a)(5) under the Securities Act and Regulation D promulgated thereunder and bear a Rule 144 restrictive legend.

II-1

On June 22, 2021, the Company commenced its private offering of up to $5,000,000 of 6% Convertible Debentures to accredited investors only as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The maturity date on the 6% Convertible Debentures is two years after the date of issuance. The investor has an option to convert the principal amount of the Debenture into shares of common stock of the Company at a certain conversion – see Description of Capital Stock. The Company sold a total of $4,985,000 of the 6% Convertible Debentures to 75 accredited investors. The proceeds of the private placement are for working capital and operations of the Company. The Company closed the private placement in September, 2021. Neither 6% Convertible Debentures nor the shares of common stock convertible upon the conversion of the 6% Convertible Debentures, have been registered under the Securities Act, and have been issued in reliance upon an exemption from registration provided by Section 4(a)(2) and 4(a)(5) under the Securities Act and Regulation D promulgated thereunder and bear a Rule 144 restrictive legend.

Effective as of January 30, 2020, GamePlan, Inc., a Nevada corporation entered into a share exchange agreement dated as of January 14, 2020 (the “Share Exchange Agreement”) with Athena Bitcoin, Inc., a Delaware corporation and certain Athena Bitcoin shareholders. In accordance with the terms and provisions of the Share Exchange Agreement, the Company acquired Athena Bitcoin in exchange for 3,593.644.680 newly issued “restricted” shares of common voting stock of the Company to the Athena Bitcoin shareholders on a pro rata basis for the purpose of effecting a tax-free reorganization pursuant to sections 351, 354 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. Pursuant to the terms of the Share Exchange Agreement, each 1 share of common stock of Athena Bitcoin has been exchanged for 1,244.69 shares of the Company’s common stock. The shares of common stock issued to the Athena Bitcoin shareholders in connection with the Share Exchange (3,593.644.680) were issued with a Rule 144 restrictive legend. The shares issued in the Share Exchange were not registered under the Securities Act, in reliance upon an exemption from registration provided by Section 4(a)(2) and/or 4(a)(5) under the Securities Act and Regulation D promulgated thereunder.

On January 31, 2020 immediately following the closing of the Share Exchange transaction, the Company closed a private placement of its 8% Convertible Debentures in the total amount of $3,125,000 (the “8% Convertible Debentures”). The closing of the private placement was subject to the closing of the Share Exchange transaction by the Company which occurred on January 30, 2020. There were two purchasers of the 8% Convertible Debentures: KGPLA, LLC, an entity in which a director of the Company and the Company’s beneficial owner of 41% has ownership interest ($3,000,000 principal amount of Convertible Debenture) and Swingbridge Crypto III, LLC ($125,000 principal amount of 8% Convertible Debenture), an affiliate of the Company – see Note 11 to the Financial Statements. Both purchasers were accredited investors as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The 8% Convertible Debentures have a maturity date of January 31, 2025, which was extended to January 31, 2026, and bear interest at 8% per annum. The purchasers have an option to convert the outstanding principal and accrued interest amount of their respective 8% Convertible Debentures into shares of common stock of the Company at the lower of $0.012 per share or 20% discount to the next major financing or change in control. Based upon the conversion ratio, the 8% Convertible Debentures can be converted to up to 260,416,667 shares of common stock. In connection with the 8% Convertible Debentures private placement, the purchasers acquired certain registration and voting rights – see Description of Securities and Management sections. Neither the 8% Convertible Debenture nor the shares of common stock convertible upon the conversion of the 8% Convertible Debentures, have been registered under the Securities Act, and have been issued in reliance upon an exemption from registration provided by Section 4(a)(2) and 4(a)(5) under the Securities Act and Regulation D promulgated thereunder and bear a Rule 144 restrictive legend.

On December 24, 2018, the Company issued 45,210,500 shares of common stock to Robert Berry and 45,210,500 shares of common stock to Jon Jenkins, former officers and directors of the Company pursuant to the agreement for cancellation of debt owed to Mr. Berry valued at $1,500,000, with Dempsey Mork, the Company’s officer, director and majority shareholder. On the same date, Mr. Mork was issued 230,000,000 shares of common stock of the Company for payment of state corporate fees, transfer agent and other outstanding fees of the Company and his services rendered to the Company, in the name of Magellan Capital Partners, which is an entity controlled by Mr. Mork. All shares issued pursuant to the above transactions were not registered under the Securities Act, in reliance upon an exemption from registration provided by Section 4(a)(2) and/or 4(a)(5) under the Securities Act and Regulation D promulgated thereunder and had a Rule 144 restrictive legend.

II-2

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) and/or Section 4(a)(5) of the Securities Act and Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and the registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above.

All recipients of the foregoing transactions either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. Furthermore, the registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number		Description of Exhibit
2.1		Articles of Merger of GamePlan, Inc., as filed on December 31, 1991
2.2	(1)	Agreement and Plan of Merger between VPartments, GamePlan, Inc. and VPartments Stockholders filed on April 3, 2014
2.3	(1)	Share Exchange Agreement dated January 14, 2020 by and among GamePlan, Inc., Athena Bitcoin, Inc. and certain of its shareholders
3.1		Articles of Incorporation for GamePlan Inc. a Nevada corporation, as filed on December 26, 1991
3.2		Articles of Amendment to the Articles of Incorporation filed on December 30, 1993
3.3	(1)	Amendment to the Articles of Incorporation of GamePlan, Inc. filed on January 22, 2020
3.4	(1)	Amended and Restated Articles of Incorporation of GamePlan, Inc. filed on May 13, 2020
3.5	(1)	Amendment to the Articles of Incorporation of GamePlan, Inc. filed on April 6, 2021
3.6	(8)	Second Amended and Restated Articles of Incorporation filed on January 11, 2023
3.7		By-laws, as adopted on December 26, 1991
3.8	(1)	Bylaws of GamePlan, Inc., adopted as of January 19, 2020.
3.9	(1)	Amended and Restated Bylaws of GamePlan, Inc., adopted as of January 31, 2020
3.10	(1)	Amended and Restated Bylaws of GamePlan, Inc., adopted as of July 29, 2020.
3.11	(8)	Amended and Restated Bylaws adopted as of November 4, 2022
4.1	(5)	Form of common stock certificate of the registrant.
4.2	(1)	Warrant (Consolidated Trading Futures, LLC), May 30, 2017
4.3	(1)	Form of Convertible Debenture
4.4	(1)	Form of Right of First Refusal and Co-Sale Agreement
4.5	(1)	Form of Investors’ Rights Agreement
4.6	(8)	Form of Amended and Restated Convertible Debenture dated as of May 15, 2023
4.7	(8)	Restricted Stock Unit Agreement with Shaun Overton dated February 28, 2023
5.1	*	Opinion of Legal Counsel
10.1	(10)	Promissory Note between GamePlan, Inc. and Robert G. Berry filed on April 2, 2001
10.2	(11)	Option Agreement between the Company and Robert G. Berry filed on April 3, 2014
10.3	(1)	Securities Purchase Agreement dated January 31, 2020
10.4	(1)	Indemnification Agreement between the Company and Edward A. Weinhaus dated as of March 10, 2020
10.5	(1)	Indemnification Agreement between the Company and Mike Komaransky dated as of March 10, 2020
10.6	(1)	Indemnification Agreement between the Company and Huaxing Lu dated as of March 10, 2020
10.7	(1)	Indemnification Agreement between the Company and Esteban Suarez dated as of March 10, 2020
10.8	(1)	Indemnification Agreement between the Company and Eric Gravengaard dated as of March 10, 2020
10.9	(8)	Indemnification Agreement between the Company and Matias Goldenhörn dated as of August 5, 2022

II-3

10.10	(9)	Indemnification Agreement between the Company and Carlos Carreno dated as of January 11, 2024
10.11	(9)	Indemnification Agreement between the Company and Antonio Valiente dated as of January 11, 2024
10.12	(1)	Voting Agreement dated as of January 31, 2020
10.13	(1)	Simple Agreement for Future Tokens (Form)
10.14	(1)	Amendment to Simple Agreement for Future Tokens, dated January 30,2020
10.15	(5)	Offer Letter by and between GamePlan, Inc. and Rick Suri, dated as of February 18, 2021
10.16	(1)	Secured Convertible Promissory Note (Swingbridge), dated July 26, 2019
10.17	(1)	Loan and Security Agreement (Swingbridge), dated July 26, 2019
10.18	(1)	Secured Promissory Note with DV Chain, LLC, dated March 1, 2020
10.19	(1)	Athena Bitcoin, Inc. 2016 Equity Incentive Plan
10.20	(4)	Athena Bitcoin Global 2021 Equity Compensation Plan
10.21	(2)	Securities Purchase Agreement dated January 31, 2020
10.22	(2)	Loan Structuring and Related Amendments Agreement
10.23	(2)	First Amendment to Loan Agreement and Michael Komaransky dated August 22, 2018
10.24	(2)	First Amendment to Securities Purchase Agreement dated January 31, 2020
10.25	(2)	First Amendment to Voting Agreement dated January 31, 2020
10.26	(2)	Security Agreement with Michael Komaransky
10.27†	(7)	Master Services Agreement with Treasury of El Salvador dated August 20, 2021
10.28†	(7)	Contract No 51/2021 with Treasury of El Salvador
10.29†	(7)	Contract No 56/2021 with Treasury of El Salvador
10.30	(5)	Promissory Note from Banco Hipotecario dated December 15, 2021
10.31†	(7)	Athena Service Addendum 1 and 2
10.32†	(3)	Genesis Coin, Inc. Purchase and Sale Agreement dated October 1, 2015
10.33	(3)	Genesis Coin, Inc. oral agreement with Athena Bitcoin, Inc.
10.34	(5)	Letter of Intent with XPay dated July 13, 2021
10.35	(4)	Cryptocurrency Purchase & Sale Agreement with Galaxy Digital Trading Cayman LLC, dated January 23, 2021
10.36	(4)	Oral Contract by and between AdvisoryFX LLC and Athena Bitcoin
10.37	(6)	ATM Terms of Service
10.38	(6)	Athena Crypto Exchange FAQ and Terms of Service
10.39	(8)	Independent Contractor Agreement with Antonio Valiente dated January 1, 2022
10.40	(8)	Consulting Agreement with Carlos Carreno dated March 15, 2023
10.41†	(8)	Equipment Sublease Agreement dated April 13, 2023
10.42†	(8)	Equipment Financing Agreement dated November 2, 2023
10.43†	(12)	Equipment Financing Agreement dated December 31, 2023
10.44†	(12)	Equipment Financing Agreement dated February 22, 2024
10.45	(9)	Special Power of Attorney dated as of May 18, 2023
10.46	(9)	Schedule to UCC Financing Statement dated as of May 18, 2023
10.47	(9)	Schedule to UCC Financing Statement dated as of May 18, 2023
10.48†	(12)	Master Services Agreement executed as of October 5, 2022 and effective as of July 1, 2022
10.49†	(12)	Service Level Agreement executed as of October 5, 2022 and effective as of July 1, 2022
10.50	(8)	Security Agreement dated August 4, 2022
10.51	(8)	First Amendment to Security Agreement dated January 17, 2023
10.52	(8)	Secured Promissory Note dated August 4, 2022
10.53	(8)	First Amendment to Secured Promissory Note dated January 17, 2023
10.54	(8)	Senior Secured Revolving Credit Promissory Note dated May 15, 2023
10.55	(8)	Senior Secured Loan Agreement dated May 15, 2023

II-4

10.56	(8)	First Amendment to Senior Secured Loan Agreement dated June 6, 2023
10.57	(8)	Second Amendment to Senior Secured Loan Agreement dated July 27, 2023
10.58	(8)	Third Amendment to Senior Secured Loan Agreement dated October 16, 2023
10.59	(8)	Security Agreement dated May 15, 2023
10.60	(8)	Intercreditor Letter Agreement dated as of November 1, 2023
10.61	(8)	Termination Agreement dated November 4, 2022
10.62	(8)	Term Loan Note dated May 15, 2023
10.63	(8)	Unconditional Guaranty dated as of May 15, 2023
10.64	(8)	Payoff Letter with Consolidated Futures Trading, LLC dated May 15, 2023
10.65	(9)	Chief Financial Officer Offer Letter dated as of October 1, 2023
10.66	(9)	Currency-In-Transit Control Agreement with Brinks, U.S. dated as of May 15, 2023
10.67	(9)	Currency-In-Transit Control Agreement with Garda CL SOUTHWEST INC., dated as of May 1, 2023
10.68	(9)	Currency-In-Transit Control Agreement with Thillens Inc., dated as of May 15, 2023
10.69	(9)	Currency-In-Transit Control Agreement with Move on Security LLC, dated as of May 15, 2023
10.70	(12)	Acknowledgment Agreement dated March 29, 2024
10.71	(12)	Indemnification Agreement between the Company and Eyal Segal dated as of May 27, 2024
10.72	(12)	Taproot Omnibus Agreement dated as of September 19, 2024
10.73	(12)	PSBC, LLC Agreement dated June 19, 2024
10.74	(12)	Taproot Equipment Purchase Agreement and Amendment to Intercreditor Agreement dated October 30, 2024
10.75	(12)	Chivo Extension dated August 5, 2024 and effective as of July 31, 2024
10.76	(12)	Master Services Agreement executed as of December 20, 2024 and effective as of December 1, 2024
10.77	(12)	Service Level Agreement executed as of December 20, 2024 and effective as of December 1, 2024
10.78	(12)	Chivo Settlement Agreement
10.79	(13)	BitGo Trust Company, Inc. Custodial Services Agreement dated August 1, 2023
10.80	(13)	PSBC, LLC First Amendment to Development Services Agreement dated July 25, 2024
10.81	(14)	BitGo Certificates of Insurance
14.1	(6)	Code of Ethics
21.1	(12)	List of subsidiaries
23.1	(14)	Consent of FGMK, LLC
24.1	*	Power of Attorney (set forth on the signature page of this registration statement)
107	*	Calculation of Filing Fees

____________________

*	Filed herewith
**	To be filed by amendment
†	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) the Company customarily and actually treats that information as private or confidential.

(1)	Incorporated by reference to Form DRS filed May 5, 2021
(2)	Incorporated by reference to Form DRS/A filed August 16, 2021
(3)	Incorporated by reference to Form DRS/A filed December 3, 2021
(4)	Incorporated by reference to Form S-1 filed February 10, 2022
(5)	Incorporated by reference to Form S-1/A filed March 17, 2022
(6)	Incorporated by reference to Form S-1/A filed May 16, 2022
(7)	Incorporated by reference to Form S-1/A filed June 24, 2022
(8)	Incorporated by reference to Form S-1/A filed November 13, 2023
(9)	Incorporated by reference to Form S-1/A filed January 12, 2024
(10)	Incorporated by reference to Form 10-KSB filed April 2, 2001
(11)	Incorporated by reference to Form 8-K filed April 3, 2014
(12)	Incorporated by reference to Form S-1/A filed February 11, 2025
(13)	Incorporated by reference to Form S-1/A filed April 10, 2025
(14)	Incorporated by reference to Form S-1/A filed May 5, 2025

(b)	Financial Statement Schedule

All schedules have been omitted because the required information is included in the consolidated financial statements or the note thereto or is not applicable or required.

II-5

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

II-6

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in Miami, State of Florida, on the 12th day of May 2025.

ATHENA BITCOIN GLOBAL

By:	/s/ Matias Goldenhörn
Matias Goldenhörn
Chief Executive Officer and Director (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Matias Goldenhorn his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including pre and post effective amendments to this registration statement on Form S-1, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held and on the dates indicated.

Signature	Title	Date

/s/ Matias Goldenhörn	Chief Executive Officer and Director	May 12, 2025
Matias Goldenhörn	(Principal Executive Officer)

/s/ Omar Jimenez	Chief Financial Officer and Director	May 12, 2025
Omar Jimenez	(Principal Financial and Accounting Officer)

/s/ Carlos Carreno	Chief Operating Officer and Director	May 12, 2025
Carlos Carreno

/s/ Jason Lu	Director	May 12, 2025
Jason Lu

/s/ Renata Szkoda	Director	May 12, 2025
Renata Szkoda

II-8